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                                                                    EXHIBIT 99.3


                           EOTT ENERGY PARTNERS, L.P.

                      P.O. BOX 4666, HOUSTON, TX 77210-4666


                                                FOR FURTHER INFORMATION CONTACT:
                                                               Mary Ellen Coombe
                                                                    713-993-5152


              EOTT ENERGY EMERGES AS A NEW COMPANY FROM CHAPTER 11
   WITH LOWER DEBT, RESTRUCTURED FINANCES, AND COMPLETE SEPARATION FROM ENRON

HOUSTON, March 3, 2003 -- EOTT Energy Partners, L.P. (EOTPQ.PK) announced that the company emerged from Chapter 11 Bankruptcy effective March 1, 2003, in accordance with the order approving its amended Plan of Reorganization entered in the U.S. Bankruptcy Court for the Southern District of Texas in Corpus Christi on February 18, 2003. Under the terms of the Plan, EOTT Energy emerges from bankruptcy as a new entity, EOTT Energy LLC, which will be the owner of the limited partnerships through which EOTT Energy's business is conducted.

EOTT Energy's Plan of Reorganization provides for a significant reduction in debt, restructuring of finances and a complete separation from Enron Corp. The reduction in long-term debt and other liabilities was achieved through a restructuring of the senior notes and elimination of certain payables to Enron Corp. The senior noteholders also receive equity in the new entity in exchange for debt. Credit facilities and term debt previously available during the bankruptcy, in the amount of $575 million, have been renewed. The credit facilities provide up to $325 million for letters of credit and up to $250 million of loans. These facilities have a renewal term of 18 months (a portion consisting of inventory and receivables financing in the amount of $175 million is renewed for 6 months with an option by EOTT Energy to extend for 12 additional months).

EOTT Energy President Dana R. Gibbs said, "Our quick and successful emergence from bankruptcy allows us to resume our focus on growing our business with a stronger financial position. We are confident that EOTT Energy has implemented a solid framework for competing in the future and building its customer base. We express our sincere appreciation to all who have stood with us and assisted us in achieving this significant accomplishment."

The Plan, as previously announced, includes the cancellation of EOTT's previously publicly traded units (EOTPQ:PK) and the issuance of new equity units in EOTT Energy LLC on a 50 -to-1 old for new equity unit ratio. The holders of previously publicly traded units will receive 3% of the newly issued units and warrants to purchase an additional 7% of the company's new equity units at $12.50 per unit. EOTT Energy expects that the new LLC units will trade over the counter and be listed in the Pink Sheets.


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EOTT Energy filed for protection under Chapter 11 of the U.S. Bankruptcy Code on
October 8, 2002 in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division and the court entered the order approving the company's amended Plan of Reorganization on February 18, 2003, less than five months from the petition date.

About EOTT Energy

For current information on the plan of reorganization, please see updates at www.eott.com.

EOTT Energy LLC is a major independent marketer and transporter of crude oil in North America. EOTT also processes, stores, and transports MTBE, natural gas and other natural gas liquids products. EOTT Energy transports most of the lease crude oil it purchases via pipeline that includes 8,000 miles of intrastate and interstate pipeline and gathering systems and a fleet of more than 230 owned or leased trucks. The partnership's common units were traded under the ticker symbol "EOTPQ.PK" until February 28, 2003.

Safe Harbor Statement

This press release includes "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, EOTT Energy's ability to successfully operate under the Plan of Reorganization once implemented, the extent to which a market for EOTT Energy's shares develops, EOTT Energy's ability to maintain its critical commercial relationships, demand for various grades of crude oil and the resulting changes in pricing conditions, the success of the partnership's risk management activities, the partnership's success in its continuing efforts to reduce costs, and general conditions in the oil and gas and financial markets during the periods covered by the forward-looking statements.



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